Exhibit 99.1

Chilean Cobalt Corp.

2023 Shareholder Update Letter

24 February 2023

Dear Shareholders,

2022 proved to be a dynamic year for us at Chilean Cobalt Corp (C3), and for the cobalt market as well. At C3, we refocused the company strategy towards development of the company’s 100% owned acreage at La Cobaltera in northern Chile. During the COVID pandemic and related cobalt price weakness, the C3 Board and Management took appropriate steps to draw-down on operational activities and to ultimately reduce monthly cash burn. This allowed the company to go into ‘survival mode’ to wait out the pandemic with the eventual plan to ramp activity back up when conditions, and global markets, warranted. Those catalysts became more apparent over the year, and in response, C3’s Board made the decision to pivot back towards active exploration and project development at La Cobaltera, which we are actively pursuing.

Reflecting back on the cobalt market over the past year, cobalt prices fell by roughly 25%; however, the demand picture was much more robust. In 2022, sales of electric vehicles (battery electric vehicles and plug- in hybrid vehicles) increased by over 55% and use of cobalt in EV batteries climbed by over 60% over the full year, according to the Cobalt Institute. This price weakness was driven, in part, by project re-starts and expansions in the Democratic Republic of Congo (DRC), including Glencore’s Mutanda mine and Gécamines/ERG’s Boss Mining operations, and by additional new projects starting in Indonesia. We expect this incremental supply to be absorbed by the market given the enormous demand growth profile, and the rising occurrence of direct off-take agreements between lithium-ion battery producers and electric vehicle manufacturers. Suffice it to say, there is real physical interest for every tonne of cobalt produced or sitting in inventory, and particular interest rising for cobalt that can be sourced from non-DRC (due to human rights issues), non-Indonesian (due to environmental risks), and non-Chinese (controls refining market) – making C3’s La Cobaltera project in Chile all the more strategic in nature.

In support of C3’s project restart strategy, last September, the company announced several new additions to the team (https://www.bloomberg.com/press-releases/2022-09-22/chilean-cobalt-corp-announces-duncan-t- blount-as-chief-executive-officer). Duncan Blount was brought on as C3’s CEO and Director. He brings over 15 years of experience in global natural resource investment management and corporate executive roles. Ignacio Moreno, already well established as C3’s Chile Country Manager, was also added to the Board of Directors along with Andy Sloop, our newest Non-Executive Director. Andy brings over 30 years of experience in sustainability and strategy, and is currently the Global Zero Waste Director at Nike. His guidance and support are key to C3’s mission-driven development plan to ensure that the company operates at the highest standards across environmental stewardship, social engagement, and corporate governance.

Operationally, C3 has developed and begun to execute the project restart strategy. In preparation of this, the company has renewed its technical support agreement with SRK Consulting, a US-based geology and engineering consulting firm with global activities and clients that include mining companies of all sizes and minerals, as well as mining investors. SRK’s involvement and excitement about the La Cobaltera project further enhance our credibility and ability to execute an effective exploration program. In support of our ramping-up of geological exploration activity, we are also working closely with Dr. Larry Snee, an experienced exploration geologist (and Qualified Person) with over 40 years of experience in South America, Sub-Saharan Africa, and the Central Asia/Urals region. In 2022, Dr. Snee and Duncan Blount joined Greg Levinson and Ignacio Moreno on a site visit, which allowed Duncan and Dr. Snee to get an on-the-ground feeling for the project and to gather datapoints supportive for planning of the next phase of exploration. In addition to Dr. Snee, C3 is in discussions with two other geological advisors, one in the US (ex-US Geological Survey cobalt expert) and one in Chile (published and respected exploration geologist on the faculty at a university in Santiago). On the engineering side, as much of the area around La Cobaltera hosts numerous historical, past-producing mines, C3 will work on a consulting basis with a local Chilean mining engineer who has visited the La Cobaltera site and has extensive experience in the region as a consultant in Chile. C3 is also in discussions with a senior engineering advisor/consultant based in the US (over 40 years of experience globally, both for his own consultancy and for large/medium mining companies) who can support the team both in exploration, as well as into project development and construction.

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During 2022, C3 renewed an updated Option Agreement to acquire a large, adjacent land package (the Callejas property), and also allowed the Option Agreement to expire at the end of the year. The capital market conditions proved to be more challenging than expected, and as such, C3’s Board decided that the obligation to make staged payments of approximately USD $18 million risked too much equity dilution, and for an asset that prospective investors did not seem to fully appreciate. C3 maintains a positive relationship with the Callejas family and will look to revisit this potential acquisition at a future date when market conditions are more permissive for capital raises. For the time being, we will plan to advance exploration on the properties that C3 already owns 100%, which includes 2,635 hectares of brownfield and greenfield exploration properties across the center and periphery of the past-producing district. We have already had several discussions with SRK Consulting and Dr. Snee to plan a phased exploration approach on C3’s 100% owned properties, which we anticipate progressing in H2 2023.

Over the past months, and continuing into 2023, C3 has had numerous discussions with potential strategic partners, which include larger mining companies, lithium-ion battery producers, electric vehicle manufacturers, and other industrial groups who use or plan to use cobalt in its chemical and/or metal form. The passing of the 2022 Inflation Reduction Act (IRA) added further support to the strategic value of La Cobaltera as the IRA states that, to qualify for extended rebates and incentives, battery/EV companies with current or planned future manufacturing facilities in the US must source at least 40% (rising to 80% in 2026) of battery materials that are either mined or processed in the US or in Free Trade Agreement (FTA) countries. Chile is one of 20 FTAs that the US has in place, so La Cobaltera will increasingly benefit from this unique designation. This places significant strategic value on C3 as one of only a few cobalt projects located in an FTA country, particularly given the unique aspect of being a primary cobalt project without any current off-take agreements in place.

In discussing potential structures and areas of cooperation with strategic partners, it became apparent to us that each of these discussion would take longer than expected to come to a final decision, and market fundamentals are also increasingly moving in our direction. For example, there are several cobalt refineries (such as Electra’s Ontario facility) that are being built/expanded and planned (such as Westwin’s refinery in Oklahoma) across the US and Canada; however, the supply of ore to process is actually limited on the western hemisphere. Similarly, there are numerous high-profile cathode recycling companies that are well-funded, but will most certainly have a deficit of black mass material they can process. To keep operating utilization high, these companies will need to source other material to process, and will likely need to consider mined ore (or a concentrate product) – which C3 can eventually provide. We have not stalled any of these discussions, but have told the various companies that we will continue strategic conversations after C3 is listed in the US. In short, we have decided to wait to secure our first strategic partner because we believe the unique value of La Cobaltera and the rising scarcity premium warrant our careful patience.

To further facilitate access to capital, and to benefit from increasingly positive market beta for the mining sector, C3 has proceeded with its US public listing. In February 2023, the US Securities and Exchange Commission (SEC) accepted C3’s S-1 filing for a direct listing on the US OTC QX exchange (https://www.sec.gov/edgar/browse/?CIK=1727255). Currently, we are awaiting final approval by the US Financial Industry Regulatory Authority (FINRA) to receive the stock ticker and other final approvals. We expect final listing and trading around June of this year. In anticipation of the pending listing, and to avoid creating delays in the process, C3’s Board has decided to reduce the target for the current private placement and to reduce the pre-money valuation for C3 – both due to expiry of the Callejas agreement, and to expedite closing of the placement round. We will continue to discuss a larger capital raise (potentially $5 to $10 million) post-listing in Q3/Q4 that may include one or more strategic partners, as well as institutional investors and natural resource specialist funds.

For the current private placement, we are raising $1 million at a pre-money valuation of $10 million, and have most of the capital already hard-committed from existing C3 shareholders, as well as some new shareholders. If you have interest in participating in this placement, then please contact us prior to March 1 for additional information, and to receive the subscription documents and other information. We anticipate closing on or before March 31.

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Looking ahead into 2023, C3 has an exciting year with numerous catalysts on the horizon, including:

–	Completion of final private funding round of $1 million by March;
–	Finalize Direct Public Offering on the US OTC QX exchange around June 2023;
–	Engage with sell-side analysts regarding initiation of equity coverage (ongoing);
–	Participating in industry conferences and events to boost C3’s public profile and to enhance investor interest (ongoing);
–	Add key personnel to the C3 Board of Directors and Management Team (ongoing);
–	Develop initial Phase 1 follow-on exploration program to focus on C3’s 100% owned properties (ongoing);
–	Evaluate mining technology offerings and partnerships to support La Cobaltera’s development (ongoing);
–	Establish strategic partnership(s) and off-take agreement(s) with battery/EV/mining companies (ongoing, to accelerate post-listing);
–	Progress public capital raise to fund Phase 2 exploration program on C3’s 100% owned properties (Q3/Q4); and
–	Begin execution of planned Phase 1 and portions of Phase 2 follow-on exploration programs at La Cobaltera (Q4).

Overall, we look forward to 2023 as a catalyst-rich year for C3 and thank you for your continued support and interest. If you have any questions, please let us know.

Sincerely, and on behalf of the Board of Directors,

/s/ Duncan T. Blount

Duncan T. Blount

CEO & Director

Chilean Cobalt Corp. (C3)

About Chilean Cobalt Corp.

Chilean Cobalt Corp. (C3) is a critical minerals exploration and development company led by an experienced Board and Management team focused on the La Cobaltera project located in Chile’s historic past-producing San Juan cobalt district.

C3 is mission-driven as an innovator and leader that strives to be the most responsible supplier of critical mineral resources for the development of advanced materials and cleaner energy technologies that address the most pressing environmental and development issues.

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